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Exhibit 2.1

Execution Copy

ENGLISH TRANSLATION
OF ORIGINAL SPANISH DOCUMENT

ACUERDO PREVENTIVO EXTRAJUDICIAL

BY AND AMONG

MULTICANAL S.A.

AND

HOLDERS OF ITS DEBT

DATED DECEMBER 12, 2003

A-i

A-ii

Page
SCHEDULES
Participating Holders	1
Participating Banks	2
ANNEXES
Summary of Terms of New Notes	A
Summary of Terms of Class C Shares	B
EXHIBITS
Form of Certificate of Representative	I
Form of Amended Bylaws	II
Form of Base Indenture	III
Form of 7-Year Note Supplemental Indenture	IV
Form of 10-Year Note Supplemental Indenture	V

A-iii

ACUERDO PREVENTIVO EXTRAJUDICIAL

        This Acuerdo Preventivo Extrajudicial (the "Agreement") is entered into as of December 12, 2003, by and among Multicanal S.A. (the "Company"), JPMorgan Chase Bank, in its capacity as attorney-in-fact (the "Representative") for those holders of the Company's Existing Debt (as defined below) listed on Schedule 1 hereto (the "Participating Holders") and as representative of the Participating Banks solely for the purpose of Section 10.17 hereof, and the institutions listed on Schedule 2 hereto (or any affiliate designated by such institution) that have executed this Agreement or on whose behalf this Agreement has been executed (including by any representative designated at an APE Confirmation Meeting)(the "Participating Banks"). The Company, the Participating Holders and the Participating Banks are collectively referred to herein as the "Parties" and individually as a "Party".

RECITALS:

        WHEREAS, the Company (A) issued notes under: (i) the indenture dated February 3, 1997 related to its 9 1/4% Notes due 2002 (the "2002 Notes") issued in an original principal amount of U.S.$125,000,000, of which approximately U.S.$96,669,000 in principal amount remains outstanding; (ii) the indenture dated February 3, 1997 related to its 10 1/2% Notes due 2007 (the "2007 Notes") issued in an original principal amount of U.S.$125,000,000, of which approximately U.S.$98,761,000 in principal amount remains outstanding; (iii) the indenture dated February 11, 1999, as amended by the Second Supplemental Indenture dated April 15, 1999, related to its 13.125% Series E Notes due 2009 (the "2009 Notes") issued in an original principal amount of U.S.$175,000,000, of which approximately U.S.$130,802,000 in principal amount remains outstanding; (iv) the indenture dated January 7, 1998, as amended by the Third Supplemental Indenture dated April 28, 1998, related to its Series C 10 1/2% Notes due 2018 (the "2018 Notes," and together with the 2002 Notes, the 2007 Notes, and the 2009 Notes, the "Notes") issued in an original principal amount of U.S.$150,000,000, of which approximately U.S.$37,620,000 in principal amount remains outstanding; and (v) the indenture dated February 11, 1999, as amended by the Eighth Supplemental Indenture dated August 24, 2001, related to its Series J Floating Rate Notes due 2003 (the "FRNs", and together with the Notes, the "Existing Notes") issued in an original principal amount of U.S.$144,000,000, of which U.S.$144,000,000 in principal amount remains outstanding; and (B) incurred other financial indebtedness with local banks, of which approximately Pesos 61,624,590 million in principal amount as of June 30, 2003 (including C.E.R.) remain outstanding (the "Bank Loans", and together with the Existing Notes and all accrued and unpaid interest on the Banks Loans and the Existing Notes, the "Existing Debt");

        WHEREAS, the Company and the Participating Impaired Creditors desire to restructure the Company's Existing Debt (the "Restructuring") in accordance with Title II, Chapter II of Law 24,522 of Argentina, as amended (the "Bankruptcy Law") by means of a restructuring agreement (acuerdo preventivo extrajudicial);

        WHEREAS, in order to effect such restructuring, the Company has solicited, by means of both a solicitation statement dated February 7, 2003 (as amended, supplemented or modified, the "APE Solicitation") and a cash option solicitation dated July 25, 2003 (as amended, supplemented or modified, the "Cash Option Solicitation", and together with the APE Solicitation, the "Restructuring Solicitation"), the holders of its Existing Debt to execute, or to grant to the Representative a power of attorney to execute on their behalf, this Agreement granting them the right to receive, upon confirmation in one or more APE Confirmation Meetings (as defined herein) and upon the final, non-appealable judicial approval (homologación firme) of this Agreement (the "Court Approval") by an Argentine commercial court of competent jurisdiction (the "Bankruptcy Court"), certain new securities of the Company and/or cash pursuant to the terms and subject to the conditions set forth herein;

        WHEREAS, pursuant to the Restructuring Solicitation and the Letters of Transmittal (as defined below), each of the Participating Holders has granted the Representative the requisite power and authority to represent it in connection with the execution and delivery of this Agreement and any confirmation vote to be taken at any APE Confirmation Meeting, and the Representative has delivered to the Bankruptcy Court along with this Agreement a notarized and apostilled certificate in the form of Exhibit I hereto;

        WHEREAS, certain Participating Impaired Creditors have advised the Representative of which Option (as defined below) they have elected to receive upon the Court Approval and have agreed to cast their vote confirming this Agreement at one or more APE Confirmation Meetings;

        WHEREAS, certain Participating Banks have executed a support agreement (the "Support Agreement") pursuant to which they have agreed to (x) tender their Existing Debt after the Court Approval in exchange for the New Securities and/or the Cash Payment as elected by them pursuant to the Support Agreement and (y) cast their votes confirming this Agreement at one or more APE Confirmation Meetings; and

        WHEREAS, the Parties wish to specify the rights and obligations of the Company and the Participating Impaired Creditors in the context of this restructuring during the Interim Period;

        WHEREAS, the APE Confirmation Meeting (as defined herein) was held on December 10, 2003 and the APE Confirmation Date (as defined herein) was December 10, 2003;

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

        Section 1.01.    Definitions.

        "7-Year Fixed Rate Notes" has the meaning specified in Section 2.04(a)(ii).

        "7-Year FRNs" has the meaning specified in Section 2.04(a)(ii).

        "7-Year Indenture" means the Base Indenture, as supplemented by the 7-Year Note supplemental indenture, substantially in the form attached as Exhibit IV hereto, pursuant to which the 7-Year Notes will be issued.

        "7-Year Notes" has the meaning specified in Section 2.04(a)(ii).

        "10-Year Indenture" means the Base Indenture, as supplemented by the 10-Year Note supplemental indenture, substantially in the form attached as Exhibit V hereto, pursuant to which the 10-Year Notes will be issued.

        "10-Year Notes" has the meaning specified in Section 2.04(a)(i).

        "2002 Notes" has the meaning specified in the recitals hereto.

        "2007 Notes" has the meaning specified in the recitals hereto.

        "2009 Notes" has the meaning specified in the recitals hereto.

        "2018 Notes" has the meaning specified in the recitals hereto.

        "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person became or was designated a Subsidiary of the Company and not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company.

        "Administrative Claims" means any claim, incurred after the APE Filing Date, for the cost and expenses of the administration of the court proceedings related to this Agreement and the preservation of the Company's assets that is entitled to priority under Section 240 of the Bankruptcy Law.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person.

        "Agreement" has the meaning specified in the introductory paragraph hereto.

        "Amended Bylaws" means the bylaws of the Company substantially in the form attached as Exhibit II hereto.

        "APE Confirmation Date" means the date on which the APE Confirmation Meeting at which (i) a majority of the Impaired Creditors tendering Existing Debt that account for at least sixty-six and sixty-seven hundredths percent (66.67%) of the Relevant Debt have voted in support of this Agreement is held, and (ii) after giving effect to the reallocation described in the APE Solicitation, (x) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Cash Option as of the Effective Date is not more than U.S.$131,000,000, (y) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Combined Option as of the Effective Date is not more than U.S.$324,923,807 and (z) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Par Option as of the Effective Date is not more than U.S.$76,500,000.

        "APE Confirmation Meeting" means any meeting of holders of its Existing Debt that the Company has convened or caused to be convened that may be required to (a) confirm each such holder's acceptance of (i) the APE Solicitation or the Cash Option Solicitation, as the case may be, and the Option(s) elected by such holder and (ii) this Agreement and/or (b) give effect to this Agreement, in accordance with Section 45 bis of the Bankruptcy Law.

        "APE Filing Date" means the date on which this Agreement is filed with the Bankruptcy Court pursuant to Section 72 of the Bankruptcy Law.

        "APE Shareholders Meeting" has the meaning specified in Section 7.15(a).

        "APE Solicitation" has the meaning specified in the recitals hereto.

        "Argentine GAAP" means generally accepted accounting principles in effect in Argentina as of any date of determination.

        "Asset Sale" means any direct or indirect sale, transfer, conveyance or lease (which has the effect of a disposition and is not for security purposes) or other disposition (including by way of sale-leaseback transactions) in one transaction or a series of related transactions by the Company to any Person other than the Company or any Significant Subsidiary of (i) all or any of the Capital Stock of any Significant Subsidiary (other than directors' qualifying shares or shares owned by a Person, to the extent mandated by applicable law), (ii) any material license or other authorization of the Company pertaining to a Cable/Telecommunications Business, (iii) all or substantially all of the property and assets of an operating unit or business of the Company or (iv) any other material property and assets of the Company; provided, however, that the term "Asset Sale" shall in no case include any sale, transfer, conveyance, lease or other disposition in one transaction or a series of related transactions (i) of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary, as the case may be, (ii) involving assets with a Fair Market Value not in excess of U.S.$500,000, (iii) in the ordinary course of business, or (iv) involving the sale or other disposition of cash or cash equivalents.

        "Assets and Liabilities Statement" means the list of the Company's assets and liabilities as of the Cut-off Date, as certified by an independent public accountant and filed with the Bankruptcy Court together with this Agreement.

        "Available Options" means (i) in the event that the Combined Option Cap, the Par Option Cap and the Cash Option Cap were not reached pursuant to the APE Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, such amount of each of the Combined Option, the Par Option and the Cash Option as would bring the Combined Option to the Combined Option Cap, the Par Option to the Par Option Cap and the Cash Option to the Cash Option Cap, as the case may be, (ii) in the event that the Combined Option Cap was reached pursuant to the APE Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, the remaining Par Option and Cash Option, (iii) in the event that the Par Option Cap was reached pursuant to the APE Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, the remaining Combined Option and Cash Option; (iv) in the event that the Cash Option Cap was reached pursuant to the Cash Option Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, the remaining Combined Option and Par Option; (v) in the event that the Combined Option Cap and the Par Option Cap were reached pursuant to the APE Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, the remaining Cash Option; (iv) in the event that the Combined Option Cap and the Cash Option Cap were reached pursuant to the APE Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, the remaining Par Option; (vii) in the event that the Par Option Cap and the Cash Option Cap were reached pursuant to the APE Solicitation or the Non-Participating Impaired Creditor Allocation Round, as the case may be, the remaining Combined Option.

        "Bank Loans" has the meaning specified in the recitals hereto.

        "Bankruptcy Court" has the meaning specified in the recitals hereto.

        "Bankruptcy Law" has the meaning specified in the recitals hereto.

        "Base Indenture" means the indenture substantially in the Form attached as Exhibit III hereto.

        "BCBA" means the Bolsa de Comercio de Buenos Aires or the Buenos Aires Stock Exchange.

        "Board of Directors" means the board of directors of the Company.

        "Business Day" means any day (other than a Saturday or Sunday) on which banks in Buenos Aires are open for business.

        "Caja de Valores" has the meaning specified in Section 7.14(a).

        "Capital Contribution" means the irrevocable capital contribution of U.S.$15 million to be paid in cash to the Company by its controlling shareholder promptly after the Court Approval.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all Common Stock and any and all rights, warrants or options exchangeable for or convertible into any thereof.

        "Capitalized Leases" means, as applied to any Person, any lease or license of, or other agreement conveying the right to use, any property (whether real, personal or mixed, movable or immovable) of which the present value of the obligations of such Person to pay rent or other amounts is required, in conformity with Argentine GAAP, to be classified and accounted for as a financial lease obligation; and "Capitalized Lease Obligation" is defined to mean the capitalized present value of the obligations to pay rent or other amounts under such lease or other agreement, determined in accordance with Argentine GAAP.

        "Cash Option" means the election to receive a Cash Payment pursuant to the Cash Option Solicitation.

        "Cash Option Cap" means U.S.$131,000,000.

        "Cash Option Solicitation" has the meaning specified in the recitals hereto.

        "Cash Payment" has the meaning specified in Section 2.04(b).

        "CER" means the coeficiente de estabilización de referencia or the reference stabilization coefficient.

        "Class C Shares" has the meaning specified in Section 2.04(a)(ii).

        "Class D Shares" means the Class D shares of the Company's common stock.

        "CNV" means the Comisión Nacional de Valores of Argentina.

        "Combined Option" has the meaning specified in Section 2.04(a)(ii).

        "Combined Option Cap" means an amount equal to (i) the principal amount of Existing Debt outstanding (excluding accrued interest) minus (ii) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Cash Option as of the Effective Date minus (iii) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Par Option as of the date that this calculation is being done minus (iv) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors having elected the Combined Option prior to the date that this calculation is being done; provided that such amount plus the principal amount referred to in clause (iv) above shall not exceed U.S.$324,923,807.

        "COMFER" means the Comité Federal de Radiodifusión or any Argentine governmental body or agency that assumes substantially all of the functions of COMFER.

        "Common Stock" means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock or ordinary shares and includes, without limitation, all series and classes of such common stock or ordinary shares.

        "Company" has the meaning specified in the introductory paragraph hereto.

        "Confirmed" means, with respect to this Agreement, the reaffirmation thereof at any APE Confirmation Meeting, as evidenced by a notarized, certified copy of the minutes of any such APE Confirmation Meeting.

        "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and "under common Control with"), as applied to any Person, means the possession by another Person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) of the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the affairs and policies of such Person.

        "Corporation" means a sociedad anónima, sociedad de responsibilidad limitada, corporation, association, company or business trust.

        "Court Approval" has the meaning specified in the recitals hereto.

        "Creditors List" means the list of the Company's creditors, as of the Cut-off Date as certified by an independent public accountant and filed with the Bankruptcy Court together with this Agreement.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

        "Cut-off Date" means a date that is no later than five (5) Business Days prior to the APE Filing Date.

        "Delivery Date" has the meaning specified in Section 8.02.

        "Effective Date" has the meaning specified in Section 3.01(a).

        "Existing Debt" has the meaning specified in the recitals hereto.

        "Existing Notes" has the meaning specified in the recitals.

        "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this Agreement, Fair Market Value shall be determined by the Company's chief financial officer.

        "FRNs" has the meaning specified in the recitals hereto.

        "Governmental Agency" means any public legal entity or public agency of Argentina, whether created by any competent authority, federal, state or local government, or any other legal entity now existing or hereafter created, or now or hereafter owned or controlled, directly or indirectly, by any public legal entity or public agency of Argentina.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" has the meaning specified in Section 7.17.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or become responsible for, the payment of such Indebtedness, including an Incurrence of Acquired Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" used as a noun has a corresponding meaning.

        "IGJ" means the Inspección General de Justicia.

        "Impaired Claims" has the meaning specified in Section 2.02(a).

        "Impaired Creditors" means all holders of Existing Debt.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) any liability, contingent or otherwise, of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including purchase money obligations, which purchase price is due more than one hundred eighty (180) days after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except payables incurred in the ordinary course of business, (v) all obligations of such Person as lessee under

Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by or is otherwise the legal liability of such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person or which is otherwise the legal liability of such Person, to the extent such Indebtedness is Guaranteed by or is otherwise the legal liability of such Person, (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Protection Obligations, and (ix) any and all deferrals, renewals, extensions and refundings of, or amendments of or supplements to, any liability or obligation of the kind described in this definition. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Argentine GAAP.

        "Independent Financial Advisor" means an investment banking firm of international standing (i) which does not, and whose shareholders, members, directors, officers or Affiliates do not, have a material direct or indirect financial interest in the Company or one or more Significant Subsidiaries, and (ii) which is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interim Period" means the period of time from the Effective Date through the earlier of (i) the Delivery Date and (ii) the date on which this Agreement is terminated in accordance with Sections 9.03 or 10.08.

        "Letter of Transmittal" means the final letter of transmittal executed and delivered by certain of the Participating Impaired Creditors in response to the APE Solicitation or the Cash Option Solicitation.

        "Lien" means any mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security, preference or priority upon or with respect to any property (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

        "New Notes" has the meaning specified in Section 2.04(a)(ii).

        "New Securities" has the meaning specified in Section 2.04(a)(ii).

        "Non-Participating Impaired Creditor Allocation Round" has the meaning specified in Section 2.05(b).

        "Non-Participating Impaired Creditors" means any holders of Existing Debt that either are not a party to this Agreement or indicate their lack of support for this Agreement by failing to vote or by voting against this Agreement at an APE Confirmation Meeting.

        "Notes" has the meaning specified in the recitals hereto.

        "Option" means the Cash Option and/or each of the Securities Options, as the context requires.

        "Par Option" has the meaning specified in Section 2.04(a)(i).

        "Par Option Cap" means U.S.$76,500,000.

        "Participating Banks" has the meaning specified in the introductory paragraph hereto.

        "Participating Holders" has the meaning specified in the introductory paragraph hereto.

        "Participating Impaired Creditors" means (i) Participating Holders and Participating Banks that have entered into this Agreement and (ii) all holders of Existing Notes that have accepted the terms of the Restructuring set forth in this Agreement by voting in favor of this Agreement at an APE Confirmation Meeting.

        "Participating Unimpaired Creditors" means the holders of Unimpaired Claims that become a party to this Agreement, if any.

        "Party" and "Parties" has the meaning specified in the introductory paragraph hereto.

        "Person" means any individual, Corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Claims" has the meaning specified in Section 2.02(b).

        "Property" means, with respect to any Person, any asset, revenue or any other property, whether tangible or intangible, real or personal (including, without limitation, any right to receive income), owned directly by such Person.

        "Related Person" has the meaning specified in Section 7.05.

        "Relevant Debt" means the sum of (1) 100% of the Bank Loans and (2) Existing Notes held by holders that attend and vote in an APE Confirmation Meeting.

        "Representative" has the meaning specified in the introductory paragraph hereto.

        "Required Governmental Approvals" has the meaning specified in Section 4.06.

        "Requisite Majority of Participating Impaired Creditors" means (i) Participating Impaired Creditors holding Existing Debt representing more than fifty-one percent (51%) of the principal amount of the Existing Debt held by all of the Participating Impaired Creditors, (ii) Participating Holders holding outstanding Existing Debt representing more than fifty-one percent (51%) of the principal amount of the Existing Debt held by all of the Participating Holders, or (iii) Participating Banks holding at the time of determination Existing Debt representing more than fifty-one percent (51%) of the aggregate principal amount of the Existing Debt set forth on Schedule 2 hereto. Notwithstanding the foregoing, as of December 31, 2004 and solely for the purposes of determining whether any of the events described in Section 10.08 (1), (2) or (3) has occurred, the Requisite Majority of Participating Impaired Creditors shall be determined as follows: (i) Participating Impaired Creditors holding Existing Debt representing more than thirty-three percent (33%) of the principal amount of the Existing Debt held by all of the Participating Impaired Creditors, (ii) Participating Holders holding outstanding Existing Debt representing more than thirty-three percent (33%) of the principal amount of the Existing Debt held by all of the Participating Holders, or (iii) Participating Banks holding at the time of determination Existing Debt representing more than thirty-three percent (33%) of the aggregate principal amount of the Existing Debt set forth on Schedule 2 hereto.

        "Restructuring" has the meaning specified in the recitals hereto.

        "Restructuring Solicitation" has the meaning specified in the recitals.

        "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly-Owned Subsidiary of such Person or between one or more Wholly-Owned Subsidiaries of such Person) pursuant to which property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of their Subsidiaries.

        "Second Round Impaired Creditor" has the meaning specified in Section 2.05(b).

        "Securities Act" has the meaning specified in Section 6.05.

        "Securities Options" has the meaning specified in Section 2.04(a)(ii).

        "Significant Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than ten percent (10%) of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

        "Subsidiary" means, with respect to any Person, any Corporation, association or other business entity (i) of which outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

        "Subsidiary Guarantee" has the meaning specified in Section 7.17.

        "Support Agreement" has the meaning specified in the recitals hereto.

        "Termination Event" has the meaning specified in Section 9.01.

        "Unimpaired Claims" has the meaning specified in Section 2.02(b).

        "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of Board of Directors members, managing directors, managers or other voting members of the governing body of such Person.

        "Wholly-Owned" is defined to mean, with respect to any Subsidiary of any Person, such Subsidiary if all the outstanding Capital Stock in such Subsidiary (other than any directors' qualifying shares or shares held by a Person, to the extent mandated by applicable law) is owned by such Person, or one or more Wholly-Owned Subsidiaries of such Person.

        SECTION 1.02.    Interpretation.    For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

          (a)   the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular and vice-versa;

          (b)   words importing gender include all genders;

          (c)   any reference to an "Article" or a "Section" or a "Schedule" refers to an Article or a Section or a Schedule, as the case may be, of this Agreement;

          (d)   all references to this Agreement and the words "herein", "hereof", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule or other subdivision;

          (e)   any reference to "includes" or "including" shall mean "including, but not limited to"; and

          (f)    any references to agreements or contracts, including this Agreement, shall mean such agreements or contracts together with all Annexes, schedules, appendices and attachments thereto and as such agreements or contracts may be amended, restated, supplemented or otherwise modified from time to time.

ARTICLE II

THE RESTRUCTURING

        Section 2.01.    INTENTIONALLY OMITTED.

        SECTION 2.02.    Proposed Effect of this Agreement on the Company's Outstanding Debt.

          (a)   Pursuant to this Agreement, the Company seeks to only restructure the claims of holders of its Existing Debt (the "Impaired Claims"). In order to effect such restructuring, the Company conducted the Restructuring Solicitation, pursuant to which (i) the Participating Holders tendered to the Company their Existing Debt and granted to the Representative a power of attorney to execute this Agreement and all documents required to effect the transactions contemplated in connection therewith on their behalf, (ii) certain Participating Banks tendered to the Company their Bank Loans and indicated to the Representative which Option they elected and (iii) the other Participating Banks executed a Support Agreement. This Agreement gives the Participating Impaired Creditors the right to receive, upon the Court Approval, the Cash Payment or the New Securities as described in Section 2.04.

          (b)   The Participating Impaired Creditors acknowledge and agree that the Company, pursuant to this Agreement, (i) does not wish to amend the terms of its obligations (the "Unimpaired Claims") with its unsecured creditors other than the holders of its Existing Debt or its obligations (the "Preferred Claims") with preferred creditors and has therefore not sought the approval of the holders of such claims of this Agreement; (ii) shall honor its Unimpaired Claims and Preferred Claims in accordance with their terms; and (iii) reserves the right to pay any holder of an Unimpaired Claim or a Preferred Claim in full on the date that any such Unimpaired Claim or Preferred Claim becomes due in the ordinary course of its business.

          (c)   The Participating Impaired Creditors acknowledge and agree that during the Interim Period (i) in connection with the execution, delivery and performance of this Agreement, the Company will incur Administrative Claims and (ii) the Company reserves the right to pay such Administrative Claims in accordance with the terms of any agreement relating thereto or on such less favorable terms to the holder of the Administrative Claim as agreed upon between the Company and the holder of such Administrative Claim.

          (d)   The Participating Impaired Creditors acknowledge and agree that during the Interim Period (i) subject to Section 7.03 hereof, the Company may incur Indebtedness in the ordinary course of its business and (ii) the Company reserves the right to pay such Indebtedness in accordance with the terms of any agreement relating thereto or on such less favorable terms to the holder of the Indebtedness as agreed upon between the Company and the holder of such Indebtedness.

        SECTION 2.03.    Court Approval.    The Parties hereby agree that if the Court Approval is granted without altering, amending or modifying any of the terms of the Amended Bylaws, the Base Indenture, the 7-Year Indenture and the 10-Year Indenture or the obligations of the Company to the Participating Impaired Creditors under this Agreement and the Company fulfills all of its obligations pursuant to this Agreement, the Court Approval shall be a judicial determination of the discharge and release of all liabilities of the Company with respect to the Impaired Claims, except as to claims that are preserved, reinstated or assumed under the terms of this Agreement or the Court Approval, if any.

        SECTION 2.04.    Effect of Court Approval on Participating Impaired Creditors.    Upon the Court Approval, each holder of U.S.$1,000 principal amount of Existing Debt shall receive on the terms and subject to the conditions hereof, in full satisfaction, settlement, release, and discharge of and in exchange for such Impaired Claim, on the Delivery Date:

          (a)   If the holder participated in the APE Solicitation either:

      (i)
      if in the Letter of Transmittal or the Support Agreement, as applicable, such holder elected the par option (the "Par Option"), U.S.$1,050 principal amount of the Company's 10-Year Step-Up Notes (the "10-Year Notes"), the terms and conditions of which are summarized in Annex A hereto and set out in detail in the 10-Year Notes Indenture; or

      (ii)
      if in the Letter of Transmittal or the Support Agreement, as applicable, such holder elected the combined option (the "Combined Option," and together with the Par Option" the "Securities Options"), (A) U.S.$440 principal amount of either (x) the Company's 7-Year Notes (the "7-Year Fixed Rate Notes") or (y) the Company's 7-Year Floating Rate Notes (the "7-Year FRNs", together with the 7-Year Fixed Rate Notes, the "7-Year Notes", and the 7-Year Notes together with the 10-Year Notes, the "New Notes"), the terms and conditions of which are summarized in Annex A hereto and set out in detail in the 7-Year Notes Indenture, and (B) six hundred forty-one (641) class C shares of common stock of the Company (the "Class C Shares," and together with the New Notes, the "New Securities"), the terms and conditions of which are summarized in Annex B hereto and set out in detail in the Amended Bylaws; or

          (b)   If the holder participated in the Cash Option Solicitation, for each U.S.$1,000 principal amount of Existing Debt of such holder accepted by the Company pursuant to the terms of the Cash Option Solicitation a cash payment of U.S.$300 (the "Cash Payment") plus interest thereon, such interest to accrue from the APE Confirmation Date to but excluding the date on which the Cash Payment is made at a rate of two percent (2%) per annum.

        SECTION 2.05.    Effect of Court Approval on Non-Participating Impaired Creditors.

          (a)   Pursuant to Section 76 of the Bankruptcy Law, if the Court Approval is granted, this Agreement shall be binding on all holders of Impaired Claims, regardless of whether such holder of Impaired Claims participated in the Restructuring Solicitation or filed any objection to this Agreement with the Bankruptcy Court.

          (b)   Prior to or after the Court Approval (including at the time of any APE Confirmation Meeting), the Company may, with the consent of the Bankruptcy Court, provide Non-Participating Impaired Creditors the opportunity to elect among the Available Options (the "Non-Participating Impaired Creditor Allocation Round") for each U.S.$1,000 principal amount of Existing Debt held by such Non-Participating Impaired Creditor. Any Non-Participating Impaired Creditor that so elects shall be deemed a "Second Round Impaired Creditor". Such Second Round Impaired Creditor shall be deemed to make the acknowledgements and waivers set forth in Article VI.

          (c)   On the Delivery Date, the Company shall deliver (i) to each of the Participating Impaired Creditors, the Option that such Person elected in its Letter of Transmittal or Support Agreement, as applicable, and (ii) in the event that the Company has conducted a Non-Participating Impaired Creditor Allocation Round, to each of the Second Round Impaired Creditors, the Available Options that such Person elected pursuant to the Non-Participating Creditor Allocation Round. The Company shall deliver either (A) to each of the Non-Participating Impaired Creditors that did not make an election during the Non-Participating Impaired Creditor Allocation Round (in the case that the Company has conducted a Non-Participating Impaired Creditor Allocation Round) or (B) to each of the Non-Participating Impaired Creditors (in the case no such round was conducted) such Person's pro-rata portion (based on the amount of Existing Debt held by such Person) of the Available Options remaining after giving effect to the preceding sentence.

        SECTION 2.06.    Effect of this Agreement on the Operations of the Company.

          (a)   The Parties hereby agree that other than as expressly provided herein, the Company shall continue to operate during the Interim Period in the ordinary course of business and otherwise in full compliance with the covenants described in Article VII; provided that nothing in this Agreement shall preclude the Company from taking any action consistent with the provisions of this Agreement that the Company reasonably deems necessary or desirable to prepare for and effect the consummation of this Agreement.

          (b)   The Parties hereby agree that in connection with the filing of the APE, the Company may in its sole discretion seek relief from the Bankruptcy Court to (i) enjoin the COMFER from adopting any measure that could result in the loss of licenses by the Company or any of its Subsidiaries and (ii) allow the Company to continue its operations in accordance with this Agreement.

ARTICLE III

EFFECTIVENESS AND TERMINATION OF AGREEMENT

        Section 3.01.    Effectiveness.

          (a)   This Agreement shall become effective as of the date hereof by its execution and delivery by the Company and the Participating Impaired Creditors described in Section 5.01 (such date, the "Effective Date"). The Company represents that (i) the Participating Impaired Creditors that executed this Agreement constitute a majority of the Impaired Creditors (as determined by the Company) tendering Existing Debt that account for at least sixty-six and sixty-seven hundredths percent (66.67%) of the Relevant Debt and (ii) after giving effect to the reallocation described in the APE Solicitation, (x) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Cash Option as of the Effective Date is not more than U.S.$131,000,000, (y) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Combined Option as of the Effective Date is not more than U.S.$324,923,807 and (z) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Impaired Creditors electing the Par Option as of the Effective Date is not more than U.S.$76,500,000.

          (b)   In the event that the Bankruptcy Court requires the Company to address the treatment of Unimpaired Claims in the APE proceedings and the Participating Unimpaired Creditors become party to this Agreement pursuant to Section 10.14(a), this Agreement shall become effective with respect to the Participating Unimpaired Creditors on the date that a majority of the Unimpaired Creditors accounting for at least sixty-six and sixty-seven hundredths percent (66.67%) of the aggregate principal amount of the outstanding debt held by such Unimpaired Creditors have executed this Agreement.

        SECTION 3.02.    Termination.    This Agreement shall terminate upon the earlier of:

          (a)   in the event that the Court Approval is obtained, the Delivery Date;

          (b)   the date upon which the Bankruptcy Court shall have entered a final non-appealable order rejecting the approval of this Agreement;

          (c)   the date upon which (i) the Company shall file for a concurso preventivo in Argentina or (ii) the Bankruptcy Court shall declare the Company in quiebra and such declaration shall remain unstayed and in effect for a period of sixty (60) consecutive days; and

          (d)   the date on which this Agreement is terminated pursuant to Section 9.03 or Section 10.08 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the other Parties as of the date hereof:

        SECTION 4.01.    Company's Outstanding Indebtedness.    The Company's outstanding Indebtedness as of the Cut-off Date is set forth in the Assets and Liabilities Statement, and the Company's Existing Debt (excluding for this purpose only accrued interest thereon) as of such date shall not exceed U.S.$507,9 million principal outstanding under the Existing Notes and Ps. 42,8 million principal outstanding under the Bank Loans (excluding for this purpose the CER and accrued interest thereon). The Company's Unimpaired Claims as of the Cut-off Date shall not exceed U.S.$40 million after giving pro forma effect to the dissolution or liquidation of Bridge Management Holdings Corp.

        SECTION 4.02.    Due Incorporation and Valid Existence.    The Company has been duly incorporated and is a validly existing corporation under the laws of Argentina, and the Company is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its ownership and lease of property or the conduct of its business requires such qualification.

        SECTION 4.03.    Corporate Power and Authority.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under this Agreement.

        SECTION 4.04.    Authorization.    Other than (i) the Court Approval, (ii) the shareholders meeting to ratify the filing of the APE and (iii) the APE Shareholders Meeting, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company and no other corporate proceedings by the Company or its stockholders is necessary to authorize the execution, delivery, and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.

        SECTION 4.05.    Binding Obligation.    This Agreement constitutes, and the New Notes shall constitute, upon their issuance and delivery to the respective Participating Impaired Creditors in accordance with the terms of this Agreement and the Court Approval, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Class C Shares, upon their issuance and delivery to the respective Participating Impaired Creditors in accordance with this Agreement, shall constitute legal and valid shares of capital stock of the Company entitling their holders to all of the rights and remedies contemplated in the Amended Bylaws.

        SECTION 4.06.    No Consents.    No consent, approval, authorization, notification or order of, or filing with, any Governmental Agency or regulatory body or any court is required for the consummation of the transactions contemplated by this Agreement other than (i) the Court Approval of the Agreement, (ii) the approval of both the CNV and the BCBA of a note program for the Company under which the 10-Year Notes and the 7-Year Notes will be issued, (iii) the approval of both the CNV and the BCBA of the public offer and the registration to trade of the 10-Year Notes and the 7% Fixed Rate Notes (but not the 7-Year FRNs) to be issued under such program, (iv) the approval of the Amended Bylaws, by the Comfer, CNV and IGJ, (v) any approval that may be required from COMFER, including, without limitation, in connection with (a) the issuance and delivery, as contemplated in the APE Solicitation, of the Class C Shares to the Participating Creditors (or their assignees) that have elected the Combined Option and for the negotiation and transfer of such Class C Shares without any further requirement of COMFER approval and (b) the listing and trading of the Class D Shares, and (vi) approvals that may be required pursuant to Law No. 25.750 (the Ley de Protección de Medios Culturales)(all such approvals, the "Required Governmental Approvals").

        SECTION 4.07.    No Conflicts.    The execution and delivery of this Agreement by the Company does not, and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, any of the terms, conditions or provisions of its certificate or articles of incorporation or bylaws (or other comparable charter documents).

        SECTION 4.08.    Litigation.    Except as disclosed in the APE Solicitation or the Cash Option Solicitation, there are no pending or threatened actions, suits or judicial, arbitral rule-making or other administrative or other proceedings before any court or Governmental Agency, authority or body or any arbitror against or affecting the Company or any of its Subsidiaries that could reasonably be expected to materially adversely affect the ability of the Company to perform its obligations under this Agreement.

        SECTION 4.09.    True and Correct Information.    On the date of the APE Solicitation, the Cash Option Solicitation and the date hereof, the statements contained in the APE Solicitation and the Cash Option Solicitation relating to the Company, its Subsidiaries and Affiliates, taken as a whole, are accurate in every material respect and not misleading in any material respect in light of the circumstances under which they were made and there are no other facts relating to the Company, its Subsidiaries and Affiliates the omission of which would, in the context of the issue and the offering of the New Securities, make any of the statements referred to above misleading in any material respect.

ARTICLE V

ACKNOWLEDGMENTS AND AGREEMENTS
OF THE COMPANY AND THE REPRESENTATIVE

        SECTION 5.01.    Level of Participation in this Agreement.    As of the date of this Agreement, the Company received the following levels of participation in this Agreement in response to the Restructuring Solicitation:

          (a)   with respect to the 2002 Notes, Participating Holders have tendered and Participating Banks have agreed to tender an aggregate principal amount of U.S.$69,082,000;

          (b)   with respect to the 2007 Notes, Participating Holders have tendered and Participating Banks have agreed to tender an aggregate principal amount of U.S.$51,996,000;

          (c)   with respect to the 2009 Notes, Participating Holders have tendered and Participating Banks have agreed to tender an aggregate principal amount of U.S.$50,844,000;

          (d)   with respect to the 2018 Notes, Participating Holders have tendered and Participating Banks have agreed to tender an aggregate principal amount of U.S.$20,622,000;

          (e)   with respect to the FRNs, Participating Holders have tendered and Participating Banks have agreed to tender an aggregate principal amount of U.S.$126,055,001; and

          (f)    with respect to the Bank Loans, Participating Holders have tendered and Participating Banks have agreed to tender an aggregate principal amount of U.S.$18,542,827.

        The principal amount of Existing Debt (excluding accrued interest) tendered by Participating Holders and that has agreed to be tendered by Participating Banks electing the Cash Option is U.S.$40,214,971, (ii) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Holders and that has agreed to be tendered by Participating Banks electing the Combined Option is U.S.$176,757,652 and (iii) the principal amount of Existing Debt (excluding accrued interest) tendered by Participating Holders and that has agreed to be tendered by Participating Banks electing the Par Option is U.S.$118,218,697.

        SECTION 5.02.    Requisite Majorities.    The Company represents that the Participating Impaired Creditors constitute a majority of the Impaired Creditors tendering Existing Debt accounting for at least sixty-six and sixty-seven hundredths percent (66.67%) of the Relevant Debt, in each case as determined based on the Assets and Liabilities Statement and the Creditors List. For purposes of determining such majority, (i) in compliance with paragraph 3 of Section 45 bis of the Bankruptcy Law, (A) holders of each series of the Existing Notes were grouped into those that support this Agreement and those that oppose this Agreement and each such group was treated as one Impaired Creditor such that each series of Existing Notes was deemed held by two Impaired Creditors, and (B) in calculating such sixty-six and sixty-seven hundredths percent (66.67%) of the Relevant Debt only holders of Existing Notes that attended and voted in any APE Confirmation Meeting were included and holders of Existing Notes that either did not attend any such APE Confirmation Meeting or attended but abstained from voting were excluded and (ii) each bank party to a Bank Loan was treated as a separate Impaired Creditor.

ARTICLE VI

SPECIAL WAIVERS AND ACKNOWLEDGEMENTS
BY THE PARTICIPATING IMPAIRED CREDITORS AND THE COMPANY

        SECTION 6.01.    Regarding the Restructuring.    Each of the Participating Impaired Creditors:

          (a)   waives any rights that it may have pursuant to Argentine law to (i) challenge the validity of the making of the Cash Payment, including the right to claw back (acción revocatoria) the Cash Payment, or (ii) bring any action against any director of the Company (acción de responsabilidad) in connection with or as a result of such Cash Payment; and

          (b)   agrees to forbear from the exercise of, and to forbear from directing The Bank of New York, as trustee of the Existing Notes, or any other trustee or agent under any Existing Debt to exercise any rights or remedies it or any of them may have under the Existing Debt, applicable law or otherwise with respect to any default which currently exists or arises under the Existing Debt.

        SECTION 6.02.    Regarding this Agreement and the Court Approval.    To the extent permitted by applicable law, each of the Participating Impaired Creditors and the Company hereby waives any right that it may have pursuant to Argentine law or otherwise to contest or challenge in any manner this Agreement or the Court Approval thereof.

        SECTION 6.03.    Regarding the Removal of any Injunction on Disposition of the Company's Assets.    Each of the Participating Impaired Creditors acknowledges that, by its entry into this Agreement, it shall be deemed to consent to any relief that the Company may seek to remove or vacate any general injunction on the disposition of the Company's assets that may be imposed by the Bankruptcy Court in connection with this Agreement during the Interim Period, upon the Court Approval and during the period of time between the Delivery Date and the date on which the Bankruptcy Court formally declares that the Company has fully performed its obligations under this Agreement in accordance with Section 59 of the Bankruptcy Law; provided that such consent shall not be deemed a waiver of Article VII.

        SECTION 6.04.    Regarding the Making of the Cash Payment and the Delivery of New Securities.    Subject to the fulfillment of any and all of the Company's obligations to the Impaired Creditors under this Agreement, and subject to the receipt by the Company of the Capital Contribution, for the benefit of the Company and each other Participating Impaired Creditor, each of the Participating Impaired Creditors hereby acknowledges and agrees that, upon Court Approval, by delivering the New Securities to the Participating Impaired Creditors and making the Cash Payment, in each case in accordance with the instructions set forth in the Letters of Transmittal or the Support Agreement, as applicable, the Company shall have fully performed its obligations hereunder and that this Agreement shall at such point be deemed discharged for purposes of Section 59 of the Bankruptcy Law. Each of the Participating Impaired Creditors hereby acknowledges and agrees that it is not entitled to, and waives any right it may acquire to bring, or attempt to bring, any action for bankruptcy under Section 63 of the Bankruptcy Law in the event that the Company fails to perform its obligations under the New Securities.

        SECTION 6.05.    Regarding the New Securities.    Each Participating Impaired Creditor acknowledges and agrees that (i) neither this Agreement nor the New Securities to be delivered by the Company on the Delivery Date has been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or under any U.S. state securities laws, and (ii) the APE Solicitation was only made, and the APE and any securities issued pursuant to the APE will only be delivered by the Company (x) in the United States, to "qualified institutional buyers" as that term is defined in Rule 144A under the Securities Act, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, and (y) outside the United States in offshore transactions in reliance upon Regulation S under the Securities Act.

        SECTION 6.06.    Regarding Ratification of this Agreement.    The Company has convened or cause to be convened one APE Confirmation Meeting. Each of the Participating Holders holding Existing Notes hereby acknowledges that, pursuant to its Letter of Transmittal, it has granted the Representative a power of attorney to attend any such APE Confirmation Meetings on its behalf and take such actions at any such meeting as are consistent with this Agreement and the Letter of Transmittal (including, without limitation, casting an affirmative vote to have this Agreement Confirmed for purposes of Section 45 bis of the Bankruptcy Law). Each of the Participating Banks holding Existing Notes attended such APE Confirmation Meeting[s] and cast an affirmative vote to have this Agreement Confirmed for purposes of Section 45 bis of the Bankruptcy Law.

ARTICLE VII

COVENANTS

        During the Interim Period, the Company agrees to be bound by and comply with the covenants set forth in this Article VII.

        SECTION 7.01.    Payments.    The Company shall not make any payments on its Existing Debt other than any Cash Payments made in accordance with Section 8.03 hereof and shall make all payments relating to (i) Unimpaired Claims, Administrative Claims and Preferred Claims and (ii) all other obligations only to the extent incurred in the ordinary course of its business.

        SECTION 7.02.    Maintenance of Existence and Properties.    The Company shall (i) maintain in effect its corporate existence and all registrations necessary therefor (except as otherwise permitted by Section 7.11 hereof) and (ii) take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary in the normal conduct of its business, activities or operations; provided, however, that this Section 7.02 shall not require the Company or any Subsidiary to maintain any such right, privilege, title to property or franchise or to preserve the corporate existence of any Subsidiary, if the Board of Directors or the shareholders' meeting of the Company shall determine that the maintenance or preservation thereof is no longer necessary in the conduct of business of the Company and the Subsidiaries, taken as a whole.

        SECTION 7.03.    Limitation on Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly incur, during the Interim Period, Indebtedness in excess of U.S.$10,000,000 in the aggregate.

        SECTION 7.04.    Limitation on the Issuance and Sale of Capital Stock of Significant Subsidiaries.    The Company shall not sell, and shall not permit any Significant Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Significant Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) unless after giving effect to any such issuance or transfer, the Company holds at least fifty one percent (51%), on a fully diluted basis, of the Capital Stock (including fifty one percent (51%) of the Voting Stock) of any such Significant Subsidiary. The Company shall not sell, and shall not permit any Significant Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Significant Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) if, at the time of such sale, (a) the Company has any payment obligations outstanding under Indebtedness to such Significant Subsidiary or (b) such Significant Subsidiary has any payment obligations outstanding under Indebtedness to the Company.

        SECTION 7.05.    Limitation on Transactions with Shareholders and Affiliates.    The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, conduct any business, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease, exchange or transfer of property or assets, the rendering of any service, or the making of any payment, loan, advance or guarantee) with, or for the benefit of, any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of the Company or with any Affiliate of the Company or of any Subsidiary (together, "Related Persons" and each, a "Related Person"), unless the terms to the Company or such Subsidiary (i) are at least as favorable to the Company or such Subsidiary as those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not a Related Person, and (ii) in the case of any transaction (or series of transactions) with a Related Person involving aggregate payments made on or after the date hereof in excess of U.S.$10 million in any fiscal year, shall be approved by a majority of the disinterested members of the Board of Directors of the Company, or if no such disinterested directors exist with respect to such transaction (or series of transactions), shall be confirmed by an opinion of an Independent Financial Advisor to be fair, from a financial point of view, to the Company or such Subsidiary. The foregoing limitation does not limit, and shall not apply to (A) any transaction between the Company and any of its Subsidiaries or between Subsidiaries or (B) payment of reasonable and customary compensation and fees to directors of the Company and the Subsidiaries who are not employees of the Company or any Subsidiary.

        SECTION 7.06.    Limitation on Liens.    The Company shall not, and shall not permit any Subsidiary to create, incur or assume any Liens of any kind (other than existing Liens) against or upon any of its property or assets (including any shares of Capital Stock), now owned or hereafter acquired, or any proceeds therefrom securing any Indebtedness.

        SECTION 7.07.    Limitations on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless: (i) the net proceeds from such transaction are at least equal to the Fair Market Value of the property being transferred and (ii) shall comply with the provisions of Section 7.08.

        SECTION 7.08.    Limitation on Asset Sales.    The Company shall not, and shall not permit any Subsidiary to make any Asset Sale, other than such sales that would otherwise be undertaken in the Company's ordinary course of business.

        SECTION 7.09    Compliance with Laws and Other Agreements.    The Company shall, and shall cause each of its Significant Subsidiaries to, comply with all applicable laws, rules, regulations, orders and directions of any Governmental Agency having jurisdiction over it or its business, except where the failure to so comply would not be materially adverse to the business of the Company and its Subsidiaries taken as a whole.

        SECTION 7.10.    Maintenance of Books and Records.    The Company shall maintain books, accounts and records in accordance with Argentine GAAP.

        SECTION 7.11.    Consolidation, Merger and Sale of Assets.    The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person.

        SECTION 7.12.    Cancellation or Return of Existing Debt.    The Company shall not physically cancel or destroy any instruments of Existing Debt that has been tendered to it by the Participating Impaired Creditors pursuant to the APE Solicitation or the Cash Option Solicitation until the Delivery Date;

provided that if any of the circumstances or events described in clauses (b) through (d) of Section 3.02 hereof occur, the Company shall return to the Participating Impaired Creditors all Existing Debt tendered by such Participating Impaired Creditor with the Letter of Transmittal in connection with the APE Solicitation or the Cash Option Solicitation.

        SECTION 7.13.    Ratification of Filing of APE.    As soon as practicable after the APE Filing Date, the Company shall convene a shareholders meeting to approve the filing of the APE with the Bankruptcy Court.

        SECTION 7.14.    INTENTIONALLY OMITTED.

        SECTION 7.15.    APE Shareholders Meeting.    The Company shall:

          (a)   give thirty (30) days notice to its shareholders for one or more shareholders meetings (any such meeting, an "APE Shareholders Meeting") (i) to approve (A) the capital increase of the Company, (B) the authorization and issuance of the Class C Shares and the appointment of Caja de Valores S.A. ("Caja de Valores") as registrar of such shares in accordance with Section 208 of the Argentine Companies Law, (C) the authorization of the Class D Shares and (D) the amendment of the Company's bylaws and (ii) to waive any preemptive rights that the Company's existing shareholders may have in connection with the issuance of the Class C Shares;

          (b)   upon the expiration of the thirty (30) day notice period, hold the APE Shareholders Meeting;

          (c)   within two (2) Business Days following the APE Shareholders Meeting, file with the CNV and BCBA the summary of the decisions taken at such meeting;

          (d)   within ten (10) business days following the APE Shareholders Meeting, file with the CNV and BCBA a certified copy of (i) the Company's corporate registry and (ii) the minutes of the meetings of such shareholders meeting; and

          (e)   simultaneously with the actions described in Section 7.15(d), file with the Bankruptcy Court a certified copy of the minutes of the APE Shareholders Meeting.

        SECTION 7.16.    Limitation on Dividends and Other Payment Restrictions Affecting Significant Subsidiaries.    The Company shall not, and shall not permit any Significant Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Significant Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law to the Company or any Significant Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Company or any other Significant Subsidiary, (iii) make loans or advances to the Company or any other Significant Subsidiary or (iv) sell, lease or transfer any of its property or assets to the Company or any other Significant Subsidiary. The foregoing provisions shall not restrict (A) in the case of clause (i), (ii), (iii) or (iv), any such encumbrance or restriction (I) existing under this Agreement; (II) existing under or by reason of applicable law; (III) existing under any instrument governing Acquired Indebtedness or Capital Stock of any Person or the property or assets of such Person acquired by the Company or any Significant Subsidiary and existing at the time of such acquisition (except to the extent such Acquired Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (IV) existing under any agreement or instrument that refinances an Indebtedness or replaces, renews or amends an agreement or instrument containing an encumbrance or restriction that is permitted by clauses (I) and (III) above, provided that the terms and conditions of any such restrictions taken as a whole are not less favorable to the holders of Existing Debt than those under or pursuant to the Indebtedness being refinanced or the agreements or instruments being replaced, renewed or amended; or (V) with respect to a Significant Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Significant Subsidiary; or (B), in the case of clause (iv) only, any such encumbrance or restriction (I) that restricts in a customary manner the subletting, assignment or transfer of any property or asset subject to a lease or license, or (II) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Significant Subsidiary not otherwise prohibited by this Agreement. Nothing contained in this paragraph shall prevent the Company or any Significant Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under the provisions of Section 7.06 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Significant Subsidiaries that secure Indebtedness of the Company or any Significant Subsidiary, subject to compliance with the provisions of Section 7.08.

        SECTION 7.17.    Limitation on Issuances of Guarantees by Subsidiaries.    The Company shall not permit any Subsidiary of the Company, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Subsidiary simultaneously executes and delivers such instruments as may be required to guarantee the obligations owed to all holders of Existing Debt (a "Subsidiary Guarantee") and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Subsidiary of the Company that (x) exists at the time such Person becomes a Subsidiary of the Company and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company. Notwithstanding the foregoing, any Subsidiary Guarantee by a Subsidiary of the Company shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each of its Subsidiary's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not in contravention of the provisions of Section 7.08 and is not otherwise prohibited hereby) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

        SECTION 7.18.    Limitation on Restricted Payments.    The Company shall not redeem, repurchase, retire or otherwise acquire any of its Capital Stock, make a dividend or distribution with respect to its Capital Stock or other ownership interest in it (or options or warrants in respect thereto).

ARTICLE VIII

COMPLIANCE WITH COURT APPROVAL

        SECTION 8.01.    Delivery of New Shares.    As early as practicable after the Court Approval and subject to the Required Governmental Approvals in respect of the Class C Shares being in full force and effect, the Company shall request that the Bankruptcy Court order the Caja de Valores (or any other Argentine entity capable of providing similar services), as registrar of the Class C Shares, to (i) register the ownership of such shares in a fiduciary account under the name of the Caja de Valores, (ii) register the Class C Shares under the name of the Persons that elected (or are deemed to have elected) the Combined Option, as notified to the Caja de Valores by the Representative (and in the case of the Participating Banks, in the name instructed to the Caja de Valores by the Company) and (iii) issue a certificate to the effect that such registry has occurred.

        SECTION 8.02.    Delivery of New Notes.    On the same date that the Class C Shares are, pursuant to Section 8.01, registered under the name of the Persons that elected (or are deemed to have elected) the Combined Option, as notified to the Caja de Valores by the Representative (and in the case of the

Participating Banks, in the name instructed to the Caja de Valores by the Company) (the "Delivery Date") and subject to the Required Governmental Approvals in respect of the New Notes being in full force and effect, (i) the Company shall execute and deliver the 7-Year Indenture and the 10-Year Indenture and execute and deliver the New Notes to the Persons that elected (or are deemed to have elected) the New Notes, all of which documents shall be dated as of the date of the Court Approval and (ii) pay to the Persons receiving such New Notes the interest that shall have accrued on such New Notes from the APE Confirmation Date through the date of the Court Approval.

        SECTION 8.03.    Making of Cash Payment.    Subject to the Company receiving the Capital Contribution, promptly after the Court Approval and no later than the Delivery Date, the Company shall deliver the Cash Payment to the Persons that participated in the Cash Option Solicitation.

        SECTION 8.04.    No Further Act or Action.    The Parties hereby acknowledge and agree that, upon the consummation of all actions required to be taken by the Company on the Delivery Date, the Company shall have complied in full with this Agreement, without further act or action under applicable law, regulation, order or rule.

        SECTION 8.05.    Cancellation of Existing Debt.    Each Participating Bank shall, following the Court Approval and on the Delivery Date and in exchange for the New Securities or the Cash Payment, as the case may be, irrevocably deliver to or upon Multicanal's order or the order of Multicanal's nominee all of its Existing Debt. Upon the delivery of the New Securities and the making of the Cash Payment in accordance with the provisions of Section 8.01, 8.02 and 8.03, (i) all Existing Debt shall be cancelled and extinguished and (ii) the obligations of the Company to holders of its Existing Debt, the trustee and any existing agent thereunder and under any agreements or instruments governing such indebtedness will be discharged; provided, however, that each indenture that governs the rights of the holders of Existing Notes and that is administered by The Bank of New York, as trustee, shall continue in effect solely for the purposes of permitting The Bank of New York, as trustee thereunder to maintain, as unimpaired general unsecured claims, any rights it may have for fees, costs, and expenses under such indentures.

ARTICLE IX

TERMINATION EVENTS; NOTICE OF TERMINATION EVENTS;
TERMINATION RIGHTS

        SECTION 9.01.    Termination Events.    The following events and circumstances shall constitute a "Termination Event" for purposes hereof:

          (a)   the representations and warranties made by the Company in Article IV shall prove to have been incorrect on or as of the date made;

          (b)   the Company shall fail to perform or breach any covenant or agreement contained in this Agreement (other than in the case of the obligations set forth in Section 9.02) and such failure or default shall continue unremedied for a period of thirty (30) consecutive days after written notice shall have been given to the Company pursuant to Section 9.03;

          (c)   any government or governmental authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial portion of the assets or property of the Company or any Significant Subsidiary or the share capital of the Company or any Significant Subsidiary, or shall have assumed custody or control of such assets or property or of the business or operations of the Company or any Significant Subsidiary or of the share capital of the Company or any Significant Subsidiary, or shall have taken any action that would prevent the Company or any Significant Subsidiary or its officers from carrying on its business or operations or a substantial part thereof for a period of longer than sixty (60) consecutive days and the result of any such action shall materially prejudice the ability of the Company to perform its obligations under this Agreement and, in each case, the Company shall have received written notice thereof from the Representative (at the request of the Requisite Majority of the Participating Impaired Creditors) as to which such event shall, upon such notice, constitute a Termination Event;

          (d)   the Company's shareholders shall fail to approve the filing of this Agreement with the Bankruptcy Court within thirty (30) Business Days of the APE Filing Date;

          (e)   the occurrence of any of the events set forth in Sections 10.08(1), (2) or (3); or

          (f)    the Company shall make the Cash Payment prior to receiving the Capital Contribution.

        SECTION 9.02.    Notice of Termination Event.    The Company shall provide written notice to the Representative of the occurrence of any Termination Event within five (5) Business Days of the becoming aware of such Termination Event. The Representative shall forward a copy of such notice upon receipt thereof to (i) in the case of the holders of Existing Notes, to the Bank of New York, as trustee under the indentures pursuant to which such Existing Notes were issued, and (ii) in the case of the Bank Loans, to the relevant bank.

        SECTION 9.03.    Termination of Agreement.    Whether or not the Company delivers written notice to the Representative pursuant to Section 9.02, in the event that (i) a Termination Event has occurred and (ii) the Requisite Majority of the Participating Impaired Creditors instructs the Representative in writing to do so, the Representative shall as promptly as practicable provide the Company written notice of the termination of this Agreement.

        Any Participating Impaired Creditor may individually notify the Representative of the occurrence of a Termination Event. Upon receiving notices from holders that constitute a Requisite Majority of Participating Impaired Creditors, the Representative shall provide the Company with written notice of the termination of this Agreement.

        The right of the Participating Impaired Creditors to demand the termination of this Agreement upon the occurrence of a Termination Event, including, without limitation, after the APE Confirmation Meeting is held or, solely in the case of a Termination Event as a result of the events described in Section 10.08(3), the Court Approval, shall constitute an essential condition of this Agreement and, accordingly, of the consent given by each Participating Impaired Creditor to this Agreement by its execution thereof and by its confirmation pursuant to its affirmative vote in an APE Confirmation Meeting. The Company and each of the Participating Impaired Creditors hereby irrevocably waives any right that it may have to challenge a demand by a Participating Impaired Creditor to have the Agreement be terminated as a result of the occurrence of a Termination Event.

        SECTION 9.04.    Effect of Termination.    Upon the termination of this Agreement, the Parties hereto shall cease to be bound by the terms hereof and, subject to Section 10.12, the Parties hereto shall have all rights and remedies available to such Parties under the Existing Debt, applicable law or otherwise as if this Agreement had not been entered into by the Parties; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

ARTICLE X

MISCELLANEOUS

        Section 10.01.    Discharge of the Company.    The Parties acknowledge and agree that all consideration distributed under, including but not limited to the New Securities issued and the Cash Payment made pursuant to, this Agreement is in exchange for, and in complete satisfaction, settlement, discharge and release of, all Impaired Claims against and interests in the Company of any nature whatsoever or against any of Company's assets or properties. The Parties further acknowledge and agree that upon the consummation of all actions required to be taken by the Company on or prior to the Delivery Date, the Company's Existing Debt will be deemed to have been fully paid, discharged, and cancelled, and that upon the delivery, or the making available, of the New Securities and the making of the Cash Payment, in each case in accordance with the terms set forth in this Agreement, the restructuring plan set forth in this Agreement shall be deemed to have been fully complied with and all obligations hereunder fully discharged.

        SECTION 10.02.    INTENTIONALLY OMITTED.

        SECTION 10.03.    Amendments and Waivers by Parties.    Prior to the Court Approval, this Agreement shall not be modified, amended, waived, or supplemented by the Company without the written consent of Participating Impaired Creditors that represent a majority of Impaired Creditors and account for at least sixty-six and sixty-seven hundredths percent (66.67%) of the Relevant Debt; provided that, notwithstanding the foregoing, any proposed amendment or modification affecting or altering any of the Options (including, without limitation, a proposed amendment to the 7-Year Indenture, the 10-Year Indenture, or the form of amended bylaws attached as Exhibit II hereto that adversely affects the Participating Impaired Creditors) shall require the written consent of Participating Impaired Creditors having elected such Option and accounting for at least sixty-six and sixty-seven hundredths percent (66.67%) of the Existing Debt tendered for such Option. Following the Court Approval, this Agreement may not be modified, amended, waived or supplemented.

        SECTION 10.04.    Fees and Expenses.    The Company shall pay any fees and expenses that are payable in connection with the filing of this Agreement.

        SECTION 10.05.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF ARGENTINA.

        SECTION 10.06.    Binding Effects.    This Agreement will be binding upon and inure to the benefit of the Company, all present and former holders of Impaired Claims against and interests in the Company, and their respective successors and assigns, including, but not limited to, all parties in interest to this Agreement.

        SECTION 10.07.    Successors and Assigns.    The Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, administrators and representatives. The agreements and obligations of the Participating Impaired Creditors under this Agreement are, in all respects, several and not joint.

        SECTION 10.08.    Termination by the Company; Intention to Terminate by the Participating Impaired Creditors; or Non-Consummation.    The Company reserves the right to withdraw from and terminate this Agreement at any time after the Effective Date and prior to the Court Approval and to file another application for an APE. Participating Impaired Creditors may instruct the Representative of their intention to terminate this Agreement, if (1) the Bankruptcy Court has not ordered on or prior to December 30, 2003 the publication of notices contemplated in Article 74 of the Bankruptcy Law, (2) the Company has failed to obtain Court Approval on or prior to May 2, 2004, or (3) the Delivery Date has not occurred within sixty (60) Business Days of the Court Approval. For the avoidance of doubt, this Agreement may only be terminated by the Participating Impaired Creditors in accordance with Section 9.03 hereof. Each of the Company and the Participating Impaired Creditors agrees that it shall not challenge or object to any termination by any Participating Impaired Creditors that is in accordance with the preceding sentence. If the Company terminates this Agreement pursuant to this Section 10.08 or the Participating Impaired Creditors terminate this Agreement pursuant to Section 9.03, then (A) this Agreement will terminate (subject to Section 10.12), (B) any settlement or compromise embodied in this Agreement (including the fixing or limiting to an amount certain any claim or class of claims), assumption or rejection of indebtedness effected by the Agreement, and any document or agreement executed pursuant to this Agreement will have no further effect, and (C) except as provided in Sections 6.01(a), 6.02 and 6.04, nothing contained in this Agreement, and no acts taken in preparation for approval of this Agreement by the Bankruptcy Court, will (x) constitute or be deemed to constitute a waiver or release of any claims by or against, or any interests in, the Company or any other Person, (y) prejudice in any manner the rights of the Company or any other Person in any further proceedings involving the Company, or (z) constitute an admission of any sort by the Company or any other Person.

        In order to exercise the termination rights set forth in Section 9.03, holders of Existing Debt (including, without limitation, holders of Existing Notes) may, jointly or separately, notify the Company or the Representative, without any need to call any meeting of holders of Existing Notes for such purpose.

        SECTION 10.09.    Reservation of Rights.    If (i) the Court Approval is not granted, (ii) the Court Approval is granted and the transactions contemplated hereby are not consummated or (iii) this Agreement is terminated pursuant to Sections 3.02, 9.01, 9.02, 9.03 or 10.08, any and all rights and remedies of the Company and the Participating Impaired Creditors are and shall be reserved in full and the Company shall take such action as may be necessary to return the Existing Notes and the Bank Loans to the Participating Impaired Creditors and any of the Participating Impaired Creditors may take any action whatsoever in order to protect and/or enforce its rights against the Company. Except as provided in Sections 6.01(a), 6.02 and 6.04, any concessions, waivers or settlements reflected in this Agreement (if any) are made for purposes of this Agreement only, and if the Court Approval is not granted, or for any other reason this Agreement is terminated, neither the Company nor any of the Participating Impaired Creditors will be bound or deemed prejudiced by any such concession, waiver or settlement.

        SECTION 10.10.    No Third-Party Beneficiaries.    Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other Person shall be a third-party beneficiary hereof.

        SECTION 10.11.    Severability.    Except for Sections 2.04, 2.05, 3.01(a)(i), (ii) and (iii), 8.01, 8.02, 8.03, 10.03 and 10.08 and for the entire Article 9, which are all essential for the consent of the Participating Impaired Creditors to enter into this Agreement, the invalidity or unenforceability of any other provision of this Agreement shall not affect the validity or enforceability of the rest of this Agreement; provided that the Parties shall negotiate in good faith an amendment to such invalid or unenforceable provision that fulfills the original intent of the Parties.

        SECTION 10.12.    Survival.    Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6.01(a), 6.02 and 6.04 shall survive the termination of this Agreement.

        SECTION 10.13.    Notices.    All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage-prepaid) to the Parties at the following addresses or facsimile numbers:

  If to the Company, to:

  Multicanal S.A.
  Avalos 2057
  (1431) Buenos Aires
  Argentina
  Facsimile No.: 5411-4524-4847
  Attn: Marcelo Iribarne

  with a copy to:

  Sáenz Valiente, Padilla & Asociados
  Hipólito Yrigoyen 1628, Pisos 1o y 2o
  Ciudad de Buenos Aires, Argentina
  Facsímile No: 5411-4375-2580/4382-2066
  Attn: Juan M. de la Vega

  If to a Participating Holder or the Representative, to:

  JPMorgan Chase Bank
  Institutional Trust Services
  4 New York Plaza, 15th Floor
  New York, NY 10004
  Facsimile No.: (212) 623-6207

  If to a Participating Bank, to the address set forth under such Participating Bank's name on the signature pages hereto.

        All such notices, requests, and other communications will (i) if delivered personally to the address as provided in this Section 10.13, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.13, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 10.13, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other Person to whom a copy of such notice, request, or other communication is to be delivered pursuant to this Section 10.13). Any Party from time to time may change its address, facsimile number, or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

        SECTION 10.14.    Inclusion of Unimpaired Claims in APE Proceedings.    In the event that the Bankruptcy Court requires the Company to address the treatment of Unimpaired Claims in the APE proceedings:

          (a)   the Participating Unimpaired Creditors shall become parties to this Agreement for the sole purpose of Section 3.01(b) and this Section 10.14;

          (b)   each of the Participating Unimpaired Creditors shall receive, in full satisfaction, settlement, release of and in exchange for its Unimpaired Claim, treatment that leaves unaltered the legal, equitable, and contractual rights to which such Participating Unimpaired Creditor is entitled at such time

          (c)   each of the Participating Impaired Creditors hereby acknowledges the provisions of this Section 10.14 and agrees that its consent shall not be required for (i) the accession of the holders of Unimpaired Claims to this Agreement pursuant to Section 10.14(a) and (ii) any amendment of this Agreement that may be required to effect the provisions of Section 10.14(b);

          (d)   pursuant to Section 76 of the Bankruptcy Law, if the Court Approval is granted and this Agreement is effective with respect to the Participating Unimpaired Creditors, this Agreement shall be binding on all holders of Unimpaired Claims, regardless of whether such holder of Unimpaired Claims participated in the Restructuring Solicitation or filed any objection to this Agreement with the Bankruptcy Court.

        SECTION 10.15.    Headings.    The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        SECTION 10.16.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

        SECTION 10.17.    Acknowledgment.    Each of the Parties hereto acknowledges that the Representative shall also act as representative of the Participating Banks under this Agreement solely for purposes of receiving instructions from Participating Banks in their capacity as Participating Impaired Creditors and transmitting such instructions or notices in respect thereof to the Company pursuant to Article 9 and Section 10.08 hereof.

        IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

MULTICANAL S.A.
By:

	Name:	Urricelqui, Alejandro
	Title:	Director in replacement of the President

JPMORGAN CHASE BANK, in its capacity as attorney-in-fact for those holders of the Company's Existing Debt listed on Schedule 1 hereto and as representative of the Participating Banks solely for the purpose of Section 10.17
By:

	Name:	F. Balmaceda
	Title:	Vice-president / by proxy
BANKBOSTON TRUST COMPANY LIMITED
By:

	Name:	Saturnino Funes
	Title:	Attorney-in-fact
	Address:	Carlos M. Della Paolera 265, piso 15 C1001ADA, Buenos Aires, Argentina Attn: César Blaquier Fax: (5411) 4820 2013
	Cc:	Charlotte House, Caherlotte Street P.O. Box No. 3930 Nassau, Bahamas
and
Ing. Butty 275, piso 12 C1001 AFA, Buenos Aires Argentina Attn: Javier Errecondo

BANKBOSTON N.A. BUENOS AIRES BRANCH

For the purpose of calculating the required majorities, it is hereby stated that Bank Debt held by BankBoston N.A. Buenos Aires Branch as of June 30, 2003 increased to U.S.$19,634, 015 (including C.E.R.)
By:

	Name:	Gustavo Canzone & Silvana Vives
Title:
	Address:	Carlos M. Della Paolera 265, piso 15 C1001 ADA, Buenos Aires República Argentina
	Attn:	Cesar Blaquier Fax: 5411 4820 2013
CREDIT SUISSE FIRST BOSTON, LONDON BRANCH
By:

	Name:	Baltazar F. Romero Krause
	Title:	Attorney-in-fact
	Address:	130 Esmeralda, piso 22 C1035, Buenos Aires Argentina At.: Andreas Ignacio Keller Sarmiento
	Fax:	5411 4131 2740
	cc	Five Cabot Square London E14 4QJ, U.K.
	Attn:	Dino Propoci / Steven Budd
	Fax:	4420 7888 8125
DEUTSCHE BANK AG NEW YORK BRANCH
By:

Name:
Title:
	Address:	31 West 52nd Street New York, NY 10017, U.S.A.
	Attn:	Anand Dutta / Silvia Spears
	Tel.:	646 324 2225
	Fax:	646 324 7456 / 212 250 7351

CITIBANK, N.A. INTERNATIONAL BANKING FACILITY
By:

	Name:	Saturnino Funes
	Title:	Attorney-in-fact
	Address:	Bartolomé Mitre 530, piso 3[o] 1036, Buenos Aires, República Argentina
	Attn.:	Julio Fermo
	Fax:	(5411) 4329 1055
	cc:	399 Park Avenue New York, NY 10043, U.S.
	Attn.:	Hilda Knowles, Margaret Butler, Irma Góngora
	Fax:	302 634 4267
BANCO DE LA NACIÓN ARGENTINA, N.Y. BRANCH
By:

	Name:	Patricio Suarez Buyo
	Title:	Sub-manager
	Address:	Barolomé Mitre 326, 2[o] Piso, Of. 228 C1036AAF, Buenos Aires Argentina
	Attn:	Norberto D'Almeida
	Tel:	5411 4347 8761
	Fax:	5411 4347 8767
	Cc:	299 Park Avenue, 2nd Floor New York, NY 10171 U.S.A. Tel: 212 303 0600
BANCO DE LA NACIÓN ARGENTINA
For the purpose of calculating the required majorities, it is hereby stated that Bank Debt held by Banco de la Nación Argentina as of June 30, 2003 increased to U.S.$18,006,250 (including C.E.R.)
By:

	Name:	Mariano Francisco Sánchez
	Title:	Attorney-in-fact
	Address:	Barolomé Mitre 326, 2[o] Piso, Of. 228 C1036AAF, Buenos Aires Argentina
	Attn:	Norberto D'Almeida
	Tel:	5411 4347 8761
	Fax:	5411 4347 8767

BANCO DE LA CIUDAD DE BUENOS AIRES
For the purpose of calculating the required majorities, it is hereby stated that Bank Debt held by Banco de la Ciudad de Buenos Aires as of June 30, 2003 increased to U.S.$9,363,250 (including C.E.R.)
By:

	Name:	Nicolás Pascual
	Title:	Attorney-in-fact
	Address:	Sarmiento 630, 3er Piso C1041 Buenos Aires Argentina
	Attn:	Mario Borzone/Roberto V.A. Davenia
	Tel:	5411 4329 8759
	Fax:	5411 4329 8708
BANCO MARIVA S.A.

For the purpose of calculating the required majorities, it is hereby stated that Bank Debt held by Banco Mariva S.A. (as representative) as of June 30, 2003 increased to U.S.$8,138,825 (including C.E.R.)
By:

	Name:	Juan José de Aguirre
	Title:	Attorney-in-fact
	Address:	San Martín 299 C1004AAE, Buenos Aires Argentina
	Tel:	5411 4321 2200
	Fax:	5411 4321 2222
BANCA NAZIONALE DEL LABORO
For the purpose of calculating the required majorities, it is hereby stated that Bank Debt held by Banca Nazionale del Laboro as of June 30, 2003 increased to U.S.$6,482,250 (including C.E.R.)
By:

	Name:	Alberto González Estevanese
	Title:	Attorney-in-fact
Address:

SCHEDULE 1

PARTICIPATING HOLDERS

A-Schedule 1-1

SCHEDULE 2

EXISTING DEBT US$

BankBoston Trust Company Limited

BankBoston N.A. Buenos Aires Branch

Credit Suisse First Boston, London Branch

Deutsche Bank AG New York Branch

Citibank, N.A. International Banking Facility

Banco de la Nación Argentina, New York Branch

Banco de la Nación Argentina

Banco de la Ciudad de Buenos Aires

Banco Mariva S.A.

Banca Nazionale del Laboro

TOTAL:    [U$S 162.542.827] 1

1
The total principal amount of Existing Debt held by the entities listed on this Schedule 2 shall not exceed US$162.542.827.

A-Schedule 2-1

ANNEX A

TERMS OF THE NEW NOTES

Issuer	Multicanal S.A.
Maturity Date of the New Notes
7-Year Notes
Principal will be payable in installments due on the third (5% of outstanding principal amount), fourth (10% of outstanding principal amount), fifth (15% of outstanding principal amount), and sixth anniversary of the Court Approval (20% of outstanding principal amount) and the balance on the seventh anniversary of the Court Approval.
10-Year Notes	Principal will be due on the tenth anniversary of the Court Approval.
Interest
7-Year Fixed Rate Notes
Interest will accrue on the outstanding principal amount at an interest rate of 7% per annum, payable in arrears semi-annually (except for the first interest payment, which shall occur on the Delivery Date and shall be in respect of interest accrued from the APE Confirmation Date through the date of the Court Approval).
7-Year FRNs
Interest will accrue from the APE Confirmation Date on the outstanding principal amount at an annual interest rate equal to the three-month LIBOR plus a margin that is equal to the difference between (i) seven percent and (ii) the 7-year US SWAP rate, which shall be the midpoint of the bid and asked rates as indicated by Bloomberg on page IRSB18 as of 4:00 p.m. on the business day immediately preceding the date of the Court Approval. Interest will be payable in arrears quarterly (except for the first interest payment, which shall occur on the Delivery Date and shall be in respect of interest accrued from the APE Confirmation Date through the date of the Court Approval).
10-Year Notes
Interest will accrue on the principal amount at a rate of 2.5% per annum from the APE Confirmation Date to (but excluding) the fourth anniversary thereafter, 3.5% per annum from the fourth anniversary thereafter to (but excluding) the eighth anniversary thereafter, and 4.5% per annum from the eighth anniversary to (but excluding) the maturity date, payable in arrears semi-annually (except for the first interest payment, which shall occur on the Delivery Date and shall be in respect of interest accrued from the APE Confirmation Date through the date of the Court Approval).

A-A-1

Payment of Additional Amounts
All payments made by the Company under or with respect to the 7-Year Fixed Rate Notes and the 10-Year Notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes (as defined below) imposed or levied by or on behalf of any taxing authority within Argentina or any political subdivision or taxing authority thereof, unless the Company is required to withhold or deduct Taxes by law or by the official interpretation or application thereof. In the event such withholding or deduction would apply, the Company will be obligated, subject to certain conditions, to pay additional amounts.

For purposes hereof, "Taxes" means any present or future taxes, duties, levies, imposts, assessments or other charges (including penalties, interest and other additions thereto) that are imposed by or on behalf of any political subdivision or territory or possession of Argentina or any authority or agency therein or thereof having power to tax.

The obligation to pay additional amounts under the 7-Year FRNs will be subject to a maximum level not to exceed the amount required to gross-up payments for withholdings on interest payments to a Basle bank. A Basle bank means a bank (i) in a jurisdiction the central bank of which has adopted the international standards of banking supervision of the Basle Committee and is therefore a listed jurisdiction under Section 155.1 of Argentine Decree 1344, as amended, and (ii) that is legally capable of receiving deposits from or granting loans to residents of the jurisdiction in which it is organized.
Status and Ranking
The New Notes will constitute obligaciones negociables (non-convertible negotiable obligations) under, and will be issued pursuant to and in compliance with, all of the requirements of the Negotiable Obligations Law and any other applicable Argentine laws and regulations. Except to the extent of any balance held in the reserve accounts established as collateral for the benefit of the holders of New Notes, the Company's payment obligations under the New Notes will, except as is or may be provided by Argentine law, at all times rank at least pari passu in priority of payment with all of the Company's other present and future unsecured and unsubordinated obligations from time to time outstanding.

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Optional Redemption
The 7-Year FRNs will be redeemable by the Company in whole or in part at any time, subject only to customary broken funding. None of the Fixed Rate Notes will have the benefit of an optional redemption.
Listing	Application shall be made to list the Fixed Rate Notes in Argentina on the BCBA and the Mercado Abierto Electrónico ("MAE").
Form and Denomination	The New Notes may be issued in global form in denominations of U.S.$1 and integral multiples of U.S.$1.
Governing Law
The Negotiable Obligations Law will govern the requirements for the New Notes to qualify as obligaciones negociables (non-convertible negotiable obligations) thereunder while such law, together with Ley de Sociedades Comerciales No. 19,550 (the "Argentine Companies Law"), as amended, and other applicable Argentine laws and regulations will govern the Company's capacity and corporate authorization to execute and deliver the New Notes and the offering of the New Notes in Argentina. All other matters in respect of the New Notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

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ANNEX B

TERMS OF THE CLASS C SHARES

Issuer	Multicanal S.A.
Title
Class C Shares of the Company's common stock. The Class C Shares are not authorized for public offer in Argentina (except as it will be required for the listing of Class D Shares). Each Class C Share shall be convertible, at the option of the holder, into one Class D share of the Company's common stock, having one vote each (the "Class D Shares").
Amount
Up to 208,276,160 Class C Shares of common stock, representing up to approximately 35% of the Company's post-issuance fully diluted equity (after giving effect to all capital contributions made to finance the payment of any portion of the Cash Payment (involving the issuance of no more than 15 million new shares of the Company's common stock) as well as the capitalization of any outstanding irrevocable capital contribution as of the Delivery Date (not to exceed the issuance of more than 4,814,066 new shares of the Company's common stock)), in partial consideration for the exchange of up to U.S.$181.9 million principal amount of Existing Debt, at a ratio of 641 Class C Shares for each U.S.$1,000 principal amount of Existing Debt tendered electing the Combined Option.
Issuance	As early as practicable after Court Approval.
Share Register
Prior to the Court Approval the Company intends to enter into arrangements with Caja de Valores S.A. ("Caja de Valores") (or another Argentine entity capable of delivering similar services), who will maintain the register of the Company's book-entry shares, including the Class C Shares. The Company will deliver the Class C Shares in trust to the Caja de Valores on or about the Delivery Date, who will record the name of each beneficial owner of the Class C Shares on the share register. In these circumstances, any non-Argentine legal entity may need to register in accordance with Section 123 of the Argentine Companies Law as a foreign shareholder to be able to fully exercise its rights as a shareholder.
Dividends
Under Argentine law and the Company's by-laws, declaration and payment of annual dividends, to the extent permitted by law, will be determined by the holders of the Company's common stock, generally but not necessarily on the recommendation of the Board of Directors.
Liquidation Preference	None.
Voting Rights
Holders of Class C Shares will be entitled to elect three of the nine directors for so long as the Class C Shares represent 30% or more of the Company's Relevant Capital (as defined in the form of amended bylaws attached as Exhibit II hereto) as of the time of the election, two directors if such percentage is less than 30% but equal to or greater than 20% and one director if such percentage is less than 20% but equal to or greater than 11.11%. Quorums for all Board meetings in which certain specified matters (the "Specified Matters") will be decided shall require the presence of such number of Class C directors (each, a "Class C Director") as would be required to validly oppose any such Specified Matter at such time; provided, however, that if after one attempt to call a meeting with proper notice of at least ten days, there is no quorum, the meeting shall be held on the next attempt (at least ten days later), without regard to whether a quorum is present.

After the issuance of Class D Shares, the Company's Board of Directors will have ten members and the holders of Class D Shares shall be entitled to elect three directors for so long as the Class D Shares represent 30% or more of the Company's Relevant Capital as of the time of the election, two directors if such percentage is less than 30% but equal to or greater than 20% and one director if

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such percentage is less than 20%; provided that, to the extent that the Class A Shares represent 50% or more of the Company's total voting capital, the number of directors elected by the Class C Shares and the Class D Shares shall not in any event exceed four. If the Class A Shares represent less than 50% of the Company's total voting capital and the Class D Shares increase their percentage in the Company's total voting capital by 11.11% or more, the Class D Shares shall be entitled to elect one additional director for each 11.11% increase in the Company's total voting capital that the Class D Shares represent.

For so long as the Class C Shares represent at least 15% of the Company's Relevant Capital, decisions relating to Specified Matters shall not be validly taken if at least one (where there are two or one Class C Directors appointed) or two (where there are three Class C Directors appointed) Class C Directors or the majority of the holders of Class C Shares attending a shareholders meeting oppose such decision at a meeting of the Board or the Company's shareholders, as the case may be, called for the purpose of discussing such decision.

In the event that the holders of Class C Shares hold less than 11.11% of the Company's Relevant Capital, the holders of the Class C Shares (voting as a class) shall have no right to appoint any director. To the extent that Class C Shares hold 5% or greater of the Company's Relevant Capital, they shall have the right to appoint one syndic in a supervisory committee of three syndics. To the extent that the holders of the Class C Shares hold less than 5% of the Company's Relevant Capital and are therefore no longer entitled to appoint such person, holders of Class D Shares (voting as a class) shall be entitled to appoint a syndic instead; provided that, at the time of such election, the Class D Shares hold 5% or more of the Company's Relevant Capital. If holders of Class D Shares hold less than 5% of the Company's Relevant Capital, holders of the Class B shares of the Company's common stock (the "Class B Shares") shall be entitled to appoint the syndic that holders of Class C Shares or Class D Shares, as applicable, would have appointed if they held over 5%.
Transfer Restrictions
Any holder of Class C Shares may transfer any or all of its Class C Shares to any third party provided that such person is not a Competitor (as defined below) or a direct or indirect holder of Class A or Class B Shares. Class C Shares transferred to a Competitor or a direct or indirect holder of Class A or Class B Shares in breach of this prohibition will be converted automatically into Class D Shares. For purposes hereof, "Competitor" means any Person whose operations (or those of its Affiliates) consist of providing, within the territory of Argentina, Paraguay or Uruguay, ancillary broadcasting services (servicios complementarios de radiodifusión within the meaning of Section 61 of the Ley de Radiodifusión No. 22,285, as amended) or whose assets consist primarily of shares of (or direct or indirect equity interests in) companies whose operations consist primarily of ancillary broadcasting services and/or any of the following Persons, their affiliates or their respective legal or economic successors: Telefonica de Argentina, Telecom S.A., Cablevisión S.A., Hicks Tate & Muse, Liberty Media, Grupo Perfil-Editorial Perfil, Grupo Anibal Vigil (Families Vigil and Terra Vigil), Grupo Uno S.A., S.A. La Nación, Grupo Daniel Haddad, Grupo Globo, Grupo Bandeirantes, Grupo Silvio Santos (SBT), Grupo Folha de Sao Paolo, Grupo o Estado de Sao Paulo and Grupo RBS.

The Class C Shares will be subject to drag along and tag along rights. The Class C Shares are not authorized for public offering in Argentina (except as it will be required for the listing of Class D Shares). Transfer of the Class C Shares is not subject to the provisions regulating the public offer of shares, and therefore such transactions must be made privately.
Governing Law	Argentina.

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EXHIBIT I

FORM OF REPRESENTATIVE'S CERTIFICATE

        In connection with the Acuerdo Preventino Extrajudicial (the "APE") by and between Multicanal S.A. (the "Company") and certain holders of its Existing Debt (the "Participating Impaired Creditors"), dated as of [    •    ], 2003, the undersigned hereby makes the certifications set forth herein. All capitalized terms used but not otherwise defined herein have the meaning specified in the APE.

        Pursuant to the APE, the Company has represented and warranted that the Existing Notes of the Company consists of the following: (i) 9 1/4% Notes due 2002, (ii) 10 1/2% Notes due 2007, (iii) 13.125% Series E Notes due 2009, (iv) Series C 10 1/2% Notes due 2018 and (v) Series J Floating Rate Notes due 2003.

        Attached hereto is a notarized and apostilled certificate from The Bank of New York, as registrar of the Existing Notes, stating the ownership of each of the Existing Notes on (i) the Business Day immediately preceding the date of the launch of the APE Solicitation, (ii) the Business Day immediately following the later of the expiration of the APE Solicitation and the expiration of the Cash Option Solicitation and (iii) on the Cut-off Date.

        Cede & Co. is the registered holder of the Existing Notes.

        Each of the Participating Impaired Creditors, other than the Participating Banks that have executed a Support Agreement, has delivered to the undersigned a notarized and apostilled Letter of Transmittal specifying the number of Existing Notes in respect of which such Participating Impaired Creditor has received, from the beneficial owner of the Existing Notes, a letter of instruction to execute the APE. Attached hereto are copies of such Letters of Transmittal and the documents evidencing the tender of the Existing Notes in accordance with the APE Solicitation and the Cash Option Solicitation. Such Letters of Transmittal specify the principal amount of Existing Notes as to which the Par Option, the Combined Option and the Cash Option has been elected.

        Cede & Co. issued to either the Participating Impaired Creditors or the Representative an Omnibus Proxy permitting such person to (i) execute the APE and any ancillary documents that may be required to effect the transactions contemplated in connection therewith, (ii) attend any meeting of holders of Existing Notes that may be required to confirm the APE Solicitation, the Cash Option Solicitation and/or the APE and/or to give effect to the APE, (iii) agree to any ministerial or de minimis amendment of the APE that may be required to confirm the APE or to effect the transactions contemplated therein and (iv) confirm the making of the Cash Payment or the delivery of the New Securities by the Company in accordance with the Letter of Transmittal, the Support Agreement and the APE. Attached hereto are copies of such Omnibus Proxies. Each such Omnibus Proxy has attached a Security Position Listing specifying the series and number of Existing Notes held by the Participating Impaired Creditor or the Representative, as the case may be.

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        The Par Option, the Combined Option and the Cash Option have been elected in the following amounts:

2002 Notes:	Combined Option—U.S.$ 6,515,000.00 Par Option—U.S.$ 38,890,000.00 Cash Option—U.S.$ 17,067,000.00
2007 Notes:	Combined Option—U.S.$ 19,014,000.00 Par Option—U.S.$ 17,826,000.00 Cash Option—U.S.$ 11,156,000.00
2009 Notes:	Combined Option—U.S.$ 21,609,000.00 Par Option—U.S.$ 20,886,000.00 Cash Option—U.S.$ 8,349,000.00
2018 Notes:	Combined Option—U.S.$ 16,008,000.00 Par Option—U.S.$ 3,420,000.00 Cash Option—U.S.$ 1,194,000.00
Series J Notes:	Combined Option—U.S.$ 18,055,000.00 Par Option—U.S.$ 0.00 Cash Option—U.S.$ 0.0

        IN WITNESS WHEREOF, the undersigned has executed this certificate as of the [    •    ] day of [    •    ] of 2003.

JPMORGAN CHASE BANK
By:
Name: Title:

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EXHIBIT II

FORM OF AMENDED BYLAWS

        Copies of the Form of Amended Bylaws will be available for inspection during normal business hours at the principal office of the Company and the information agent listed below.

  Multicanal S.A.
  Avalos 2057
  (1431) Buenos Aires
  Argentina
  Fax: (54-11) 4524-4847
  Tel: (54-11) 4524-4700

  INFORMATION AGENT
  D.F. King & Co., Inc.
  48 Wall Street, 22nd Floor
  New York, NY 10005
  Fax: (212) 809-8839
  Tel: (212) 493-6920

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EXHIBIT III

FORM OF BASE INDENTURE

        Copies of the Form of Base Indenture will be available for inspection during normal business hours at the principal office of the Company and the information agent listed below.

  Multicanal S.A.
  Avalos 2057
  (1431) Buenos Aires
  Argentina
  Fax: (54-11) 4524-4847
  Tel: (54-11) 4524-4700

  INFORMATION AGENT
  D.F. King & Co., Inc.
  48 Wall Street, 22nd Floor
  New York, NY 10005
  Fax: (212) 809-8839
  Tel: (212) 493-6920

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EXHIBIT IV

FORM OF 7-YEAR NOTE SUPPLEMENTAL INDENTURE

        Copies of the Form of 7-Year Note Supplemental Indenture will be available for inspection during normal business hours at the principal office of the Company and the information agent listed below.

  Multicanal S.A.
  Avalos 2057
  (1431) Buenos Aires
  Argentina
  Fax: (54-11) 4524-4847
  Tel: (54-11) 4524-4700

  INFORMATION AGENT
  D.F. King & Co., Inc.
  48 Wall Street, 22nd Floor
  New York, NY 10005
  Fax: (212) 809-8839
  Tel: (212) 493-6920

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EXHIBIT V

FORM OF 10-YEAR NOTE SUPPLEMENTAL INDENTURE

        Copies of the Form of 10-Year Note Supplemental Indenture will be available for inspection during normal business hours at the principal office of the Company and the information agent listed below.

  Multicanal S.A.
  Avalos 2057
  (1431) Buenos Aires
  Argentina
  Fax: (54-11) 4524-4847
  Tel: (54-11) 4524-4700

  INFORMATION AGENT
  D.F. King & Co., Inc.
  48 Wall Street, 22nd Floor
  New York, NY 10005
  Fax: (212) 809-8839
  Tel: (212) 493-6920

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QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
ACUERDO PREVENTIVO EXTRAJUDICIAL
RECITALS
ARTICLE I DEFINITIONS AND INTERPRETATION
ARTICLE II THE RESTRUCTURING
ARTICLE III EFFECTIVENESS AND TERMINATION OF AGREEMENT
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V ACKNOWLEDGMENTS AND AGREEMENTS OF THE COMPANY AND THE REPRESENTATIVE
ARTICLE VI SPECIAL WAIVERS AND ACKNOWLEDGEMENTS BY THE PARTICIPATING IMPAIRED CREDITORS AND THE COMPANY
ARTICLE VII COVENANTS
ARTICLE VIII COMPLIANCE WITH COURT APPROVAL
ARTICLE IX TERMINATION EVENTS; NOTICE OF TERMINATION EVENTS; TERMINATION RIGHTS
ARTICLE X MISCELLANEOUS
  SCHEDULE 1
PARTICIPATING HOLDERS
  SCHEDULE 2
  EXISTING DEBT US$
  TOTAL: [U$S 162.542.827]1
  ANNEX A
TERMS OF THE NEW NOTES
  ANNEX B
TERMS OF THE CLASS C SHARES
  EXHIBIT I
FORM OF REPRESENTATIVE'S CERTIFICATE
  EXHIBIT II
FORM OF AMENDED BYLAWS
  EXHIBIT III
FORM OF BASE INDENTURE
  EXHIBIT IV
FORM OF 7-YEAR NOTE SUPPLEMENTAL INDENTURE
  EXHIBIT V
FORM OF 10-YEAR NOTE SUPPLEMENTAL INDENTURE